WAIVER

THIS WAIVER (this “Waiver”), is entered into by and between OPEN ENERGY CORPORATION, a Nevada corporation (the “Company”), and Cornell Capital Partners, LP (“Cornell”).

WHEREAS:

A. The Company, pursuant to that certain Securities Purchase Agreement by and between the Company and Cornell, dated as of March 30, 2006 (the "Securities Purchase Agreement"), previously executed and delivered certain Transaction Documents, Convertible Debentures and Warrants (each of such terms as defined in the Securities Purchase Agreement) (the Transaction Documents, Convertible Debentures and Warrants, being collectively referred to herein as, the "Applicable Documents").

B. On August 8, 2006, the Company filed with the Securities and Exchange Commission an amended Current Report on Form 8-K/A disclosing certain tax liabilities to which the Company is subject as a result of a failure to withhold and pay taxes in connection with certain grants of equity compensation to Company officers and employees (the "Tax Liabilities").

C. The Company and Cornell have agreed that, notwithstanding certain restrictions contained in the Applicable Documents, the Company shall be permitted to take certain actions to remedy the Tax Liabilities that might otherwise be restricted under the Applicable Documents.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Cornell hereby agree as follows:

1. WAIVER OF CERTAIN APPLICABLE DOCUMENT RESTRICTIONS. Notwithstanding anything to the contrary set forth in any Applicable Document, whether delivered on, prior to or following the date hereof, the Company shall be permitted to take any of the following actions solely as a means to satisfy in whole or in part its Tax Liabilities:

(A) Repurchase any vested shares of Common Stock of the Company ("Common Stock") previously granted to any officer or other employee of the Company at prevailing fair market value (as determined by the Board of Directors of the Company, in good faith), solely for the purpose of enabling the Company to satisfy the portion of the Tax Liabilities for which such officer or other employee is responsible.

(B) Cancel any unvested shares of Common Stock previously granted to any officer or other employee of the Company.

(C) Grant substitute equity awards, including one or more of substitute restricted stock awards, stock options, which may be issued at a discount to fair market value, restricted stock units or stock appreciation rights, in replacement of shares of Common Stock cancelled pursuant to the immediately preceding paragraph.

(D) If approved by the Board of Directors of the Company, permit any officer or other employee of the Company to sell, pledge or otherwise transfer a number of shares of Common Stock held by such person to third parties.

2. EFFECT ON OTHER TERMS. This Waiver shall be deemed effective as of August 17, 2006. All other terms set forth in the Applicable Documents shall remain unchanged.

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IN WITNESS WHEREOF, the parties have caused this Waiver to be duly executed as of day and year first above written.

OPEN ENERGY CORPORATION

By: /s/ David Saltman
Name: David Saltman
Title: President and Chief Executive Officer

CORNELL CAPITAL PARTNERS, LP
By: Yorkville Advisors, LLC
Its: General Partner

By: /s/ Mark Angelo
Name: Mark Angelo
Title: President and Portfolio Manager